Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-282149) and Forms S-8 (Nos. 333-238962; 333-169698; 333-105483; and 333-97049) of our report dated February 27, 2025, with respect to the consolidated financial statements of Everest Group, Ltd. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
New York, New York
February 27, 2025